Preformed Line Products Announces Financial Results For The Fourth Quarter And Full Year 2018

MAYFIELD VILLAGE, Ohio, March 8, 2019 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the fourth quarter and the full year 2018.

Net sales in the fourth quarter of 2018 were $105.4 million compared to $96.9 million in the fourth quarter of 2017. Net sales for 2018 were $420.9 million compared to $378.2 million in 2017. This represents a 9% increase for the fourth quarter and an 11% increase for the year.

The U.S. Tax Cuts and Jobs Act (the "Tax Act") enacted during December 2017 adversely impacted net income during the fourth quarter of 2017 and for the year as a result of a one-time estimated net tax expense of $5.8 million. The expense primarily related to taxes on the Company's unremitted foreign earnings and profits and re-measurement of the Company's deferred tax assets and liabilities. This negatively impacted earnings per diluted share by $1.11 for the fourth quarter of 2017, and $1.14 per diluted share for the year. In 2018, there was a $1.9 million reduction in the estimate, which favorably impacted earnings per diluted share by $.37 for the year.

Net income for the quarter ended December 31, 2018 was $5.3 million, or $1.02 per diluted share, compared to $.7 million, or $.14 per diluted share, for the comparable period in 2017, including the negative impacts from the Tax Act. Net income for the year ended December 31, 2018 was $26.6 million, or $5.21 per diluted share, compared to $12.7 million, or $2.47 per diluted share in 2017.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "The fourth quarter completed a record year of domestic sales and four consecutive quarters of double-digit sales growth in local currencies across the Company. We recognize the competitive landscape continues to be challenging and world economic conditions uncertain, so we remain committed to expanding our technical expertise and high-quality product offering. We are confident that our unrivaled customer service will continue to drive top line expansion in the markets we serve."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, Colombia, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2017 Annual Report on Form 10-K filed with the SEC on March 9, 2018 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2018	2017	2018	2017

Net sales	$ 105,411	$ 96,892	$ 420,878	$ 378,212
Cost of products sold	73,392	66,137	288,647	259,584
GROSS PROFIT	32,019	30,755	132,231	118,628

Costs and expenses
Selling	9,061	8,180	36,358	34,048
General and administrative	11,539	11,017	45,398	43,160
Research and engineering	4,094	3,505	15,107	14,327
Other operating expense - net	(516)	307	2,434	985
	24,178	23,009	99,297	92,520

OPERATING INCOME	7,841	7,746	32,934	26,108

Other income (expense)
Interest income	146	104	486	430
Interest expense	(298)	(230)	(1,290)	(1,061)
Other income - net	190	71	458	329
	38	(55)	(346)	(302)

INCOME BEFORE INCOME TAXES	7,879	7,691	32,588	25,806

Income taxes	2,615	6,989	6,007	13,152

NET INCOME	$ 5,264	$ 702	$ 26,581	$ 12,654

BASIC EARNINGS PER SHARE
Net Income	$ 1.05	$ 0.14	$ 5.28	$ 2.48

DILUTED EARNINGS PER SHARE
Net Income	$ 1.02	$ 0.14	$ 5.21	$ 2.47

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.80	$ 0.80

Weighted-average number of shares outstanding - basic	5,012	5,070	5,032	5,102

Weighted-average number of shares outstanding - diluted	5,173	5,195	5,107	5,133

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Thousands of dollars, except share and per share data)	2018	2017

ASSETS
Cash and cash equivalents	$ 43,609	$ 44,358
Accounts receivable, less allowances of $3,178 ($3,325 in 2017)	73,139	73,972
Inventories - net	85,259	77,886
Prepaids	9,374	8,700
Other current assets	2,882	2,214
TOTAL CURRENT ASSETS	214,263	207,130

Property, plant and equipment - net	102,955	108,598
Other intangibles - net	8,458	10,020
Goodwill	15,621	16,544
Deferred income taxes	6,900	7,774
Other assets	10,600	9,719

TOTAL ASSETS	$ 358,797	$ 359,785

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 26,414	$ 25,141
Notes payable to banks	9,042	864
Current portion of long-term debt	1,448	1,448
Accrued compensation and amounts withheld from employees	11,153	11,461
Accrued expenses and other liabilities	21,430	23,919
TOTAL CURRENT LIABILITIES	69,487	62,833

Long-term debt, less current portion	24,960	34,598
Other noncurrent liabilities and deferred income taxes	14,980	23,817

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,020,410 and
5,038,207 issued and outstanding, as of December 31, 2018 and December 31, 2017	12,662	12,593
Common shares issued to rabbi trust, 269,630 and 298,026 shares at
December 31, 2018 and December 31, 2017, respectively	(11,008)	(11,834)
Deferred Compensation Liability	11,008	11,834
Paid-in capital	34,401	29,734
Retained earnings	334,170	311,765
Treasury shares, at cost, 1,310,387 and 1,258,069 shares at
December 31, 2018 and December 31, 2017, respectively	(72,280)	(68,115)
Accumulated other comprehensive loss	(59,583)	(47,440)
TOTAL SHAREHOLDERS' EQUITY	249,370	238,537

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 358,797	$ 359,785

CONTACT: Michael A. Weisbarth, Preformed Line Products, (440) 473-9246